Exhibit 99.2
May 1, 2019

Fellow Calix stockholders:

Our mission is to connect everyone and everything. Calix platforms empower our customers to build new business models, rapidly deploy new services and make the promise of the smart home and business a reality.

Our first quarter 2019 reinforced our view that our platforms and services position us to ride the coming wave of disruption in the communications industry. As we noted in our April 10th announcement, first quarter bookings were in-line with our internal expectations with strong demand as bookings grew 7% year-over-year. Our gross margin and operating expenses were congruent with our all-platform model, however, as reflected in our revised financial guidance, revenue was down 10% year-over-year primarily due to systems shortages from production delays associated with our global supply chain realignment.

Our first quarter 2019 results were in-line with our revised financial guidance. Like other technology companies, we have been impacted by the imposed U.S. tariffs on certain systems manufactured in China. Prior to the imposition of the U.S. tariffs, we had already begun a plan to realign our global supply chain with our all-platform product offerings. Upon the imposition of the U.S. tariffs, we accelerated these plans with an eye towards moving production to regions not affected by the U.S. tariffs.

Our revenue expectation for the first quarter was based on anticipated systems availability from the combination of on-hand buffer inventory and planned new production ramps sufficient to meet demand within the quarter. Although we were able to meet some demand through on-hand inventory and some new production ramps, many of the new production ramps were delayed or did not achieve the necessary quantities in order to satisfy the systems demand within the quarter. As a result, our operating results were negatively impacted as supply availability limited shipments late in the quarter. Our team continues to work diligently with our suppliers in order to improve systems supply availability. While supply availability is improving, we will likely achieve demand-supply equilibrium in the third quarter of 2019, and our guidance for the second quarter reflects this. We are engaged in a series of actions to ensure we prioritize production to satisfy the needs of our customers, and we are working with our suppliers to improve supply availability as quickly as possible.

In addition to strong bookings, we expanded our addressable market by adding 25 new customers in the quarter, bringing our trailing four quarter new customer count to 107. As has been the trend over the past several quarters, well more than half of these new customers came from emerging customer verticals. With this continued expansion of our customer base as well as strong traction with our enhanced services, the value of our all-platform product offerings continues to resonate with customers.

Continued Transformation to an All Platform Company

Our relentless focus on the transformation of Calix into a communications cloud and software platform, systems and services business yielded further progress in the first quarter despite the lower revenue relative to the year ago quarter. As we stated in our prior letters to stockholders, we continue to believe this transformation will manifest in improved financial performance across four measurable metrics over the long term:

•	Gross margin expansion

•	Disciplined operating expense investment

•	Deliberate revenue growth

•	Increased predictability

In the first quarter of 2019, we made progress on these metrics, and we expect these metrics will continue to improve as our platforms increase as a percentage of our total business.

Examples of our progress made in the quarter were:

•	Added 25 new customers in the quarter from all segments of the market.

•	Continued rapid growth of Calix Cloud as revenue and bookings more than doubled year-over-year.

•	Generated strong initial shipments and deployments of our EXOS-powered next generation GigaSpire systems with more than four-fold customer growth sequentially.

•	Continued rapid growth of AXOS as bookings grew four-fold year-over-year.

•	Enhanced Calix Deployment Enablement Services to ensure network transformation projects are designed and implemented quickly and correctly.

Riding the Wave of Disruption

Our vision is focused on providing the platforms and services that enable innovative service providers to create services at a DevOps pace and provide their subscribers with an exceptional experience.

Service providers achieve this objective by building their infrastructure and service offerings on platforms. The ongoing wave of disruption sweeping across the communications space remains unprecedented in our experience. We continue to see traditional business models being disrupted as service providers of all types learn to adapt to the needs of the device-enabled subscriber. As the market continues to disrupt, the gap between subscriber needs and service provider supply continues to grow. New service providers are being created to address this unmet need, and capital is being formed to support them. We see this pace accelerating in the market, and it is well aligned with our mission. And we see the pace of existing providers transforming to address this need hastening as well. However, as they realign their investments it can cause near-term variances in spending. Regardless of type, when a service provider chooses to own the subscriber experience, we are well positioned to help them succeed.

Our focus remains on finding like-minded customers regardless of their legacy type, size or location. The continued pressure on our legacy business in this quarter remains a significant driver of our deep focus on efforts to ramp our all-platform offerings, align our investments and maintain strong discipline over our operating expenses. Over the long-term, we believe this focus will drive continuous improvement in our financial performance.

First Quarter 2019 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$89.4M	$89.4M	$87.5M - $89.5M (1)
Gross margin	42.9%	45.6% (3)	45.0 - 47.0% (2)(3)
Operating expenses	$47.5M	$44.6M (3)	$48.5M - $50.5M (2)(3)
Net loss per diluted common share	($0.18)	($0.08) (3)	($0.12) - ($0.08) (1)(3)
Operating cash flow	($0.4M)	Negative	Negative (2)
(1) As revised on April 10, 2019
(2) As provided on February 5, 2019
(3) Excludes the impact from non-GAAP items consisting of stock-based compensation and U.S. tariff & tariff-related costs.
See GAAP to non-GAAP reconciliations beginning on page 14.

Top and bottom-line results were in-line with our April 10th revised financial guidance. Gross margin and operating cash flow were in-line with our previous guidance provided on February 5, 2019, while operating expenses were better than expected due to lower incentive compensation. Total revenue decreased relative to the year ago quarter as another strong quarter of demand for our platforms, ramps of new offerings and increased customer diversity were offset by the challenges in the systems supply disruption as we discussed above. New systems and continued diversification of our customer base led to a year-over-year increase in our non-GAAP gross margin. Despite absorbing $2.2 million in U.S. tariff and tariff-related costs in the quarter, GAAP gross margin increased compared to the year ago quarter. This improvement in gross margin and disciplined operating expense investment led to a reduction in our GAAP and non-GAAP net loss relative to the year ago quarter.
Systems revenue decreased 12% compared to the year ago period due to the above- mentioned systems supply shortages and continued pressure on our legacy systems revenue. We saw continued traction with our Calix Cloud and AXOS platforms. Compared to the prior quarter, systems revenue decreased sequentially by 22% due to both seasonal declines as well as systems supply shortages. Services revenue increased 14% compared to the year ago quarter marking the first quarterly year-over-year increase in services revenue since the fourth quarter of 2017 as we saw a continued ramp in our next generation services offerings as well as continued work on existing programs. We continued to align our services business with our all-platform model through the creation of higher differentiated value services. Compared to the prior quarter, services revenue was down 33% due to the year-end completion of CAF-related projects, lower demand for CAF-related services in 2019 and normal seasonality.

Domestic revenue was 85% of total revenue for the quarter and decreased 15% compared to the year ago period primarily due to the first quarter systems supply shortages. Revenue from large customers increased significantly compared to the year ago period primarily due to shipments to a large, North America-based service provider as they continue to build out their next generation network. Revenue from medium-sized customers decreased significantly relative to the year ago period due to systems supply constraints as well as challenges that some of these customers face. Revenue from small customers decreased compared to the year ago quarter due to systems supply shortages partially offset by strength in Calix Cloud and AXOS platforms along with CAF-related program builds. International revenue was 15% of total revenue and increased 36% year-

over-year as we saw strength across nearly all regions due to new program ramps. Across the board, the team continues to focus on finding strategically-aligned customers for our all-platform business.

Gross Margin, 1Q18-1Q19
55.0%
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
1Q18
2Q18
3Q18
4Q18*
1Q19*
Systems
Services
Corporate

* Systems gross margin excludes 3.0% and 2.6% for 4Q18 and 1Q19, respectively, of U.S. tariff and tariff-related costs. See GAAP to non-GAAP reconciliations on page 14.

Overall GAAP and non-GAAP gross margin improved in the quarter compared to the year ago quarter owing to favorable systems and customer mix as well as the benefit our platforms provide as they continue to increase as a portion of our revenue mix. We saw benefits from continued customer diversification and improved systems mix driven by our all-platform offerings. GAAP and non-GAAP systems gross margin was up nearly 110 basis points and 380 basis points year-over-year, respectively. The principal drivers of the year-over-year improvement in systems gross margin were continued growth in our all-platform offerings, customer diversification and mix. Services gross margin was up nearly 180 basis points compared to the year ago quarter. Sequentially, services gross margin declined this quarter as we invested in customer success headcount to support the ramp of our Cloud offerings as we discussed last quarter.
Operating expenses for the first quarter were below the low-end of guidance on a non-GAAP basis due to lower incentive compensation and to a lesser extent maintaining disciplined investment decisions. The operating leverage in our all-platform business, combined with a reduction in incentive compensation as revenue declined year-over-year, drove this performance. On a GAAP basis, operating expenses were down more than 10% compared to the year ago quarter as a result of our restructuring actions in 2017 and the first quarter of 2018. The major driver of the lower operating expenses year-over-year was a nearly 25% decrease in our R&D investment compared to the year ago period. Importantly, this decrease in overall R&D expense did not impact our level of platform innovations as we continued to benefit from the leverage of our all-platform offerings, allowing us to introduce new offerings at a DevOps pace. As demonstrated this quarter with our all-platform model, we expect to maintain our operating expense leverage, while maintaining our pace of innovation.

Despite the year-over-year decline in revenue, we narrowed our net loss as the team remained focused on realizing the leverage of our all-platform model. This improvement in our net loss on both a GAAP and non-GAAP basis was driven by the ramp of our new offerings, reduced incentive compensation expense, lower non-compensation expense, and results from prior restructuring. Our net loss on a GAAP basis improved by $1.9 million year-over-year from a net loss of $11.7 million to a net loss of $9.8 million. This net loss includes $2.2 million of U.S. tariff and tariff-related costs incurred in the first quarter of 2019. Sequentially, GAAP profitability declined due to the lower overall level of revenue partially offset by the previously discussed lower operating expenses. Despite $10 million lower revenue compared to the year ago quarter, we narrowed our non-GAAP net loss by more than $5 million from a net loss of $10.3 million to a net loss of $4.5 million demonstrating the benefits of our all platform offering and the restructuring actions take over a year ago. As a reminder, GAAP results include stock-based compensation, restructuring charges (benefit), gain on the sale of a product line and U.S. tariff and tariff-related costs. See GAAP to non-GAAP reconciliations on page 14.

Balance Sheet and Cash Flow

We ended the quarter with cash of $44.1 million, a sequential decrease of $5.6 million. The sequential decrease in our cash was primarily the result of lower profitability partially offset by improvements in non-inventory working capital management. Compared to the year ago quarter, our cash increased by $1.5 million due to a number of factors including positive operating cash flow reported over the trailing four quarters of $8.9 million and the proceeds from equity-based employee benefit plans of $8.0 million partially offset by capital investments of $14.1 million. Operating cash flow in the quarter was a usage of $0.4 million compared with a usage of $1.7 million in the prior quarter and a usage of $5.8 million in the year ago quarter owing to the lower operating loss and a focus on improving non-inventory working capital management.
Despite our team’s continued focus on operational excellence and customer satisfaction, our supply chain realignment negatively impacted our balance sheet metrics this quarter. Accounts receivable days sales outstanding at quarter end were 55 days, 2 days higher than the prior quarter and consistent with the prior year, reflecting quarterly linearity. Inventory turns were 3.4 at quarter end, compared to 5.1 turns in the prior quarter and 6.6 turns in the year ago quarter as we continue to carry a higher than normal level of inventory to support our supply chain realignment. Accounts payable days at quarter end were 58 days up 16 days from the prior quarter and up 31 days from the year ago quarter as we look to keep our cash conversion cycle within our expected range. Our cash conversion cycle was 104 days compared to 83 days in the prior quarter and 83 days in the year ago quarter.

Second Quarter 2019 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$95M - $105M	$95M - $105M
Gross margin	45.0 - 47.0% (1)	43.3 - 45.3%
Operating expenses	$47M - $49M (1)	$49.5M - $51.5M
Net loss per diluted common share	($0.08) - $0.00 (1) (2)	($0.16) - ($0.08) (2)
Operating cash flow	Negative	Negative

(1)	Excludes the impact from non-GAAP items such as stock-based compensation and U.S. tariff and tariff-related costs. See GAAP to non-GAAP reconciliations on page 15.

(2)	Based on 54.6 million weighted-average diluted common shares outstanding.

Our guidance for the second quarter of 2019 reflects our expectations as of the date of this letter. Relative to the year ago quarter and the first quarter of 2019, we expect to see positive benefits in the second quarter of 2019 from the continued ramp of our platform-based offerings. We continue to expect shipments in the quarter to several large customers as they rollout next generation networks. Even with this anticipated growth, systems supply availability will continue to fall below expected demand through the second quarter of 2019 as we continue to work with our suppliers to improve systems availability to levels we require.

As of the end of the first quarter of 2019, we succeeded in moving nearly all of our manufacturing out of China. As such, we significantly reduced our exposure to China-based U.S. tariffs. As of March 30, 2019, we have approximately $2 million of U.S. tariff and tariff-related costs in inventory that are expected to impact gross margin over the next two quarters, which is considered in our GAAP gross margin guidance. Our non-GAAP gross margin guidance for next quarter reflects consistent systems and customer mix.

Our non-GAAP operating expense guidance for next quarter reflects our continued focus on investment discipline.

Finally, we expect negative operating cash flow next quarter as we anticipate an increase in our working capital requirements related to accounts receivable and accounts payable partially offset by a reduction in inventory as it begins to return to more normal levels.

Importantly, we remain committed to our long-term financial model. As a reminder, our long-term model produces a better than 10% operating margin at an annual revenue level of $600 million.

Summary

As our year-over-year growth in bookings shows, we continued to make progress towards our mission in the first quarter. As we remain focused on execution, we expect to see our performance over the long-term continue to improve. Similar to previous quarters, we grew our customer base, expanded our gross margin compared to the year ago quarter and continued to demonstrate discipline in operating expense investment, all despite lower revenue compared to the year ago quarter.

Based on improving trends in bookings, a very positive reception to new service offerings across a broad segment of our customer base and the strong pipeline of platform opportunities ahead of us, we see many innovative service providers looking to Calix to provide the solutions and services to enable them to improve their subscribers’ experience, thereby driving their revenue higher, lowering their churn and increasing ROI. With an expanding pipeline of opportunities spanning service providers of every type, we believe we are well placed to continue building Calix … an all-platform company … that is positioned in front of the largest wave of disruption our industry has experienced. We remain committed to our vision, and we sincerely thank our employees, customers and stockholders for their continued support as we capitalize on this opportunity.

Sincerely,

Carl Russo President & CEO	Cory Sindelar CFO

Conference Call

In conjunction with this announcement, Calix will host a conference call at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) today to answer questions regarding our first quarter 2019 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@calix.com

About Calix
Calix, Inc. (NYSE: CALX) - Innovative communications service providers rely on Calix platforms to help them master and monetize the complex infrastructure between their subscribers and the cloud. Calix is the leading global provider of the cloud and software platforms, systems and services required to deliver the unified access network and smart premises of tomorrow. Our platforms and services help our customers build next generation networks by embracing a DevOps operating model, optimize the subscriber experience by leveraging big data analytics and turn the complexity of the smart home and business into new revenue streams.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about potential customer or market opportunities, growth and pipeline opportunities, statements about customer anticipated purchase trends or anticipated adoption of our systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, the anticipated benefits from and effectiveness of our supply-chain reengineering activities, the future impact, financial or otherwise, of the U.S. tariffs or any other tariffs or trade regulations that may be imposed whether by the United States or other countries, as well as our ability to effectively mitigate such impacts, and future financial performance (including the outlook for the second quarter of 2019). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in the Company’s financial and operating results, the capital spending decisions of its customers, changes and disruptions in the market and industry, changes in regulations and/or government sponsored programs, competition, its ability to achieve market acceptance of new systems and solutions, its ability to grow its customer base, fluctuations in costs associated with its systems and services including higher costs due to project delays and changes, third party dependencies for production and resource management associated with our global supply-chain reengineering activities that may cause delays in production and unavailability of systems to meet customer orders, which may be substantial, cost overruns and other unanticipated factors, as well as the risks and uncertainties described in its annual reports on Form 10-K and its quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted common share. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude certain non-cash charges for stock-based compensation, gain on sale of product line, restructuring charges (benefit) and U.S. tariff and tariff-related costs, which the Company believes are not indicative of its core operating results.

Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 30,	March 31,
	2019	2018
Revenue:
Systems	$82,360	$93,291
Services	6,990	6,112
Total revenue	89,350	99,403
Cost of revenue:
Systems (1)	44,601	51,633
Services (1)	6,406	5,711
Total cost of revenue	51,007	57,344
Gross profit	38,343	42,059
Operating expenses:
Research and development (1)	19,330	25,536
Sales and marketing (1)	19,339	19,901
General and administrative (1)	8,787	9,095
Restructuring charges	—	5,340
Gain on sale of product line	—	(6,704)
Total operating expenses	47,456	53,168
Loss from operations	(9,113)	(11,109)
Interest and other expense, net:
Interest expense, net	(108)	(223)
Other expense, net	(391)	(294)
Total interest and other expense, net	(499)	(517)
Loss before provision for income taxes	(9,612)	(11,626)
Provision for income taxes	155	110
Net loss	$(9,767)	$(11,736)
Net loss per common share:
Basic and diluted	$(0.18)	$(0.23)
Weighted average number of shares used to compute
net loss per common share:
Basic and diluted	54,048	51,611

(1) Includes stock-based compensation as follows:
Cost of revenue:
Systems	$155	$112
Services	99	77
Research and development	1,016	983
Sales and marketing	1,074	850
General and administrative	801	735

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$44,067	$49,646
Restricted cash	628	628
Accounts receivable, net	55,202	67,026
Inventory	47,226	50,151
Prepaid expenses and other current assets	9,961	7,306
Total current assets	157,084	174,757
Property and equipment, net	26,372	24,945
Right-of-use operating leases	17,062	—
Goodwill	116,175	116,175
Other assets	1,459	1,203
	$318,152	$317,080
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,326	$40,209
Accrued liabilities	55,343	57,869
Deferred revenue	15,564	15,600
Line of credit	30,000	30,000
Total current liabilities	135,233	143,678
Long-term portion of deferred revenue	18,252	17,496
Operating leases	15,692	—
Other long-term liabilities	3,134	3,972
Total liabilities	172,311	165,146
Stockholders’ equity:
Common stock	1,488	1,482
Additional paid-in capital	879,475	876,073
Accumulated other comprehensive loss	(487)	(753)
Accumulated deficit	(694,649)	(684,882)
Treasury stock	(39,986)	(39,986)
Total stockholders’ equity	145,841	151,934
	$318,152	$317,080

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended
	March 30,	March 31,
	2019	2018
Operating activities:
Net loss	$(9,767)	$(11,736)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,145	2,757
Depreciation and amortization	2,281	2,623
Loss on retirement of property and equipment	95	244
Gain on sale of product line	—	(6,704)
Changes in operating assets and liabilities:
Accounts receivable, net	11,823	25,137
Inventory	2,925	2,451
Prepaid expenses and other assets	(1,935)	(2,521)
Accounts payable	(6,349)	(17,871)
Accrued liabilities	(1,614)	(805)
Deferred revenue	719	866
Other long-term liabilities	(1,696)	(264)
Net cash used in operating activities	(373)	(5,823)
Investing activities:
Purchases of property and equipment	(5,039)	(1,875)
Proceeds from sale of product line	—	10,350
Net cash provided by (used in) investing activities	(5,039)	8,475
Financing activities:
Proceeds from exercise of stock options	290	8
Taxes paid for awards vested under equity incentive plan	(27)	(5)
Payments related to financing arrangements	(653)	—
Proceeds from line of credit	30,000	163,238
Repayment of line of credit	(30,000)	(163,238)
Net cash provided by (used in) financing activities	(390)	3
Effect of exchange rate changes on cash, cash equivalents and restricted cash	223	198
Net increase (decrease) in cash, cash equivalents and restricted cash	(5,579)	2,853
Cash, cash equivalents and restricted cash at beginning of period	50,274	39,775
Cash, cash equivalents and restricted cash at end of period	$44,695	$42,628

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Results
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended March 31, 2018	Three Months Ended December 31, 2018
			Three Months Ended March 30, 2019
	Systems Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Operating Expenses	Net Loss Per Diluted Common Share
GAAP amount	44.7%	46.5%	42.9%	45.8%	$47,456	$(0.18)
Adjustments to GAAP amounts:
Stock-based compensation	0.1	0.5	0.3	0.2	(2,891)	0.06
U.S. tariff and tariff-related costs	—	3.0	2.4	2.6	—	0.04
Non-GAAP amount	44.8%	50.0%	45.6%	48.6%	$44,565	$(0.08)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Results
(Unaudited, in thousands)

	Three Months Ended
	March 30,	December 31,	September 29,	June 30,	March 31,
	2019	2018	2018	2018	2018
GAAP net income (loss)	$(9,767)	$(5,578)	$809	$(2,793)	$(11,736)
Adjustments to GAAP amounts:
Stock-based compensation	3,145	9,674	2,499	2,544	2,757
Restructuring charges (benefit)	—	(271)	(157)	793	5,340
U.S. tariff and tariff-related costs	2,151	3,195	—	—	—
Gain on sale of product line	—	—	—	—	(6,704)
Non-GAAP net income (loss)	$(4,471)	$7,020	$3,151	$544	$(10,343)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending June 29, 2019

Outlook	GAAP	Stock-Based Compensation	U.S. Tariff and Tariff-related Costs	Non-GAAP
Gross margin	43.3% - 45.3%	0.2%	1.5%	45.0% - 47.0%
Operating expenses	$ 49,500 - $ 51,500	$ (2,500)	$ -	$ 47,000 - $ 49,000
Net loss per diluted common share(1)	$ (0.16) - $ (0.08)	$ 0.05	$ 0.03	$ (0.08) - $ 0.00
(1) Based on 54.6 million weighted-average diluted common shares outstanding.